Exhibit 15

November 8, 2005

The Board of Directors

Credit Suisse First Boston (USA), Inc.

New York, New York

Re: Registration statements No. 333-116241, 333-86720, 333-71850, 333-62422, 333-07657, 333-34149, 333-53499, 333-73405 and 333-30928

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 8, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York